Proposal:
1. To elect the following Directors:
                            Votes in Votes
                            Favor of Against

Ronald E. Robison          6,898,163 208,808
Michael Nugent             6,898,163 208,808
Joseph J. Kearns           6,898,163 208,808
Fergus Reid                6,898,163 208,808